FOR IMMEDIATE RELEASE

CET Services, Inc. Completes Acquisition of BioMedical Technology Solutions, Inc. and Announces Name Change, Redomestication and Reverse Split

Denver, Colorado – August 21, 2008 – CET Services, Inc., (OTCBB:  CETR) (“CET” or the “Company”) announced today that it has completed its acquisition of BioMedical Technology Solutions, Inc. (“BMTS”), effective today.  The transaction was structured as a reverse triangular merger (the “Merger”).

In the transaction, the Company acquired 100% of the issued and outstanding shares of BMTS common stock in exchange for 78,033,189 shares of CET common stock which represents 93.3% of the outstanding stock.  BMTS also received warrants to purchase an additional 10,122,972 shares of common stock.  Upon completion of the Merger, the shares issued to the BMTS shareholders and warrant holders represents, in the aggregate, 94% of the total issued and outstanding shares of common stock of the Company on a fully-diluted basis.  The transaction resulted in a change in control of CET.

In addition to the Merger, the following additional ancillary transactions were approved:

Redomestication and Name Change

As part of the closing, the Company completed a redomestication from the State of California to the State of Colorado.  The redomestication was accomplished by the merger of CET with and into a newly-formed holding company, BioMedical Technology Solutions Holdings, Inc. (“BMTS Holdings”) which was formed and organized under the laws of the State of Colorado.  As a consequence of the Merger, BMTS Holdings, as the surviving entity, will serve as the public holding company for BMTS.

Change in Officers and Directors

As part of the Merger and redomestication, all of the officers and directors of CET resigned and were replaced by the following affiliates of BMTS:

Board of Directors:

Donald G. Cox

Gex F. Richardson

William Sparks.

Executive Officers:

Donald C. Cox, CEO & President

Jim Scheifly, Chief Financial Officer

Gex F. Richardson, Secretary.

Increase in Authorized Capital Stock

As part of the redomestication, the Articles of Incorporation of BMTS Holdings effectively increased the authorized capital stock of the Company to consist of 100,000,00 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.  The increase in authorized capital stock was required in order to issue the shares of common stock to the BMTS shareholders in the Merger.

Reverse Split

As part of the transaction, the Company has approved a 1-for-3 reverse split of its outstanding securities.  The effective date of the reverse split will be determined by NASDAQ and will be publicly announced in a subsequent press release.

New Ticker Symbol

As a result of the name change and reverse split, the Company’s ticker symbol on the OTC Electronic Bulletin Board will be changed, as determined by NASDAQ.  When assigned by NASDAQ, the Company’s new ticker symbol will be announced under a future press release.  Until such time, the Company’s securities will continue to be quoted on the OTC Electronic Bulletin Board under the ticker symbol “CETR”.

Sale of Certain Assets

Concurrently with the foregoing, the Company sold to Steven Davis and Craig Barto, former Directors of the Company, all of its interest in its wholly-owned subsidiary Community Builders, Inc.  Community Builders was a controlled subsidiary that owned the Company’s remaining real property interests.  In the transaction, Community Builders conveyed to BMTS its interest in property located at 1550 S. Idalia Court, Aurora, CO and retained its interest in property held by Arizona Avenue LLC and property located at 7335 Lowell Blvd. and 7215 Mead Street, both in Westminster, CO.  In consideration of the foregoing, Messrs. Davis and Barto paid to the Company the sum of $656,000, of which $510,000 was paid at Closing and the balance of $146,000 was evidenced by a Promissory Note in favor of BMTS guaranteed by Messrs. Davis and Barto, due and payable December 31, 2008.

About BMTS

BioMedical Technology Solutuions, Inc., (www.bmtscorp.com) located in Englewood, Colorado sells and leases devices that convert infectious biomedical waste into non-biohazardous material using the patented Demolizer® technology which it owns. BMTS’s products provide biomedical waste treatment solutions for medical, dental and veterinary offices, nursing homes, assisted living facilities, and other health care facilities.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties.  Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of BioMedical Technology Solutions, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors.

For further information, contact:

Donald G. Cox

9800 Mt. Pyramid Court # 350

Englewood, CO  80112

Phone:  (303) 653-0100

Fax:  (303) 653-0120